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                                                                   Exhibit 10.96


                                                     Revised Draft: 11 June 1998




                               SPACEHAB, INC. AND

                                 INTOSPACE GmbH

                          EUROPEAN MARKETING AGREEMENT
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This Agreement is made and entered into on this __ day of _________ 1998, by and between SPACEHAB, Inc., a corporation organized under the laws of the State of Washington, United States of America with its principal place of business located at 1595 Spring Hill Road, Vienna, Virginia 22182 (hereinafter referred to as "SPACEHAB") and INTOSPACE, GmbH, a corporation organized under the laws of the Federal Republic of Germany with its principal offices located at Sophienstrasse 6, D-30159 Hannover, Germany (hereinafter referred to as "INTOSPACE").

Since 1989 SPACEHAB and INTOSPACE have maintained a close and mutually beneficial relationship in marketing research payload flight opportunities on SPACEHAB's Space Shuttlebased carriers to user organizations in Europe.

SPACEHAB, following consultations with its European partners Alenia Aerospazio and Daimler-Benz Aerospace, and INTOSPACE, following consultations with its Steering Board, now seek to enhance their relationship by concluding a new marketing Agreement to replace the "Exclusive European Broker Agreement" entered into on February 15, 1989.

This Agreement is intended to focus INTOSPACE's marketing efforts on attracting additional European customers for research payload flight opportunities on SPACEHAB's Shuttle-based carriers, particularly customers from the industrial and national government sectors. In so doing, SPACEHAB and INTOSPACE hope to promote increased microgravity research and prepare for scientific and commercial utilization of the International Space Station.

                    ARTICLE I -- RESPECTIVE RESPONSIBILITIES

In implementing this Agreement, INTOSPACE shall act as the principal European agent for SPACEHAB in the marketing of research opportunities on SPACEHAB's Space Shuttle-based carriers.

In carrying out its responsibilities, INTOSPACE shall:

- Market Space Shuttle research payload flight opportunities on SPACEHAB's Shuttle-based carriers to prospective customers in the European territory as defined in Article III below.

- Establish a new SPACEHAB-INTOSPACE Joint Customer Support Office as described in Article II below.

- Assist SPACEHAB in meeting current customer requirements for technical information.

- Conduct accommodation studies for potential new customers within the capabilities of the Joint Office.

- Assist SPACEHAB in concluding contracts with European customers of SPACEHAB research flight services consistent with customer requests.
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-    Promote enhanced European and international microgravity research through continued publication and distribution of the INTOSPACE "Low G" journal on a quarterly basis including SPACEHAB special editions for international missions provided the Joint Office planned target budget (discussed in Article II, below) is reached.

- Promote SPACEHAB research payload flight opportunities to the European market through:

     -    Distribution of a bimonthly newsletter "INTOSPACEHAB"

     -    Participation in European exhibitions, workshops and symposia.

     - Periodic presentations to key European government and industry decision-makers.

In carrying out its responsibilities, SPACEHAB shall:

- Keep INTOSPACE informed regarding confirmed and prospective research payload flight opportunities for SPACEHAB's Shuttle-based carriers.

- Ensure INTOSPACE has current information regarding SPACEHAB pricing, accommodation requirements and procedures and other relevant technical information.

- Pay INTOSPACE marketing fees for executed contracts in accordance with the conditions and fee structure discussed in Article V below.

-    Assist INTOSPACE in its European marketing activities through:

     -    Technical support for accommodations studies and proposal preparation.

     - Provision of SPACEHAB marketing literature, exhibition support and other materials.

     - Participation of SPACEHAB personnel in selected workshops, symposia, marketing meetings and presentations to key European decision-makers within available marketing and sales resources.

- Support the SPACEHAB-INTOSPACE Joint Customer Support Office by periodically arranging for SPACEHAB personnel to visit and temporarily work at the Office in connection with SPACEHAB's customer support and marketing activities.

- Distribute the quarterly INTOSPACE "Low G" journal to interested organizations in the United States.
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              ARTICLE II -- JOINT EUROPEAN CUSTOMER SUPPORT OFFICE

In support of this marketing Agreement and as noted above, INTOSPACE will establish a Joint SPACEHAB-INTOSPACE Customer Support Office in The Netherlands as agreed in the Share Purchase Agreement dated ______.

The activities of the Joint Customer Support Office will begin operations on September 1, 1998 and continue through June 2001. During the third year of operations, INTOSPACE and SPACEHAB will review the current status and accomplishments of the Joint Customer Support Office to determine whether and under what conditions the Joint Office should be continued.

INTOSPACE and SPACEHAB will jointly recruit a manager for the Joint Office. In this new capacity, the Joint Office manager will carry a business card representing the Joint Customer Support Office.

To guide the operation of the Joint Customer Support Office, INTOSPACE and SPACEHAB will prepare an office operations plan. This plan will include a baseline office budget as well as a target budget for the three-year period. The baseline and target budget figures will be based on the estimates developed by INTOSPACE and SPACEHAB in March 1998. The office operations plan will also elaborate on INTOSPACE's planned marketing activities on SPACEHAB's behalf. The operations plan will be completed no later than August 30, 1998 and will be reviewed annually in June.

INTOSPACE's Managing Director and SPACEHAB's Vice President for Marketing and Sales will be jointly responsible for the overall direction of the Joint Customer Support Office, and for approval review and changes to the joint office operations plan. Both representatives must approve the annual office operations plan, and any amendments thereto.

INTOSPACE will be responsible for providing office space and other necessary services, and for all expenses associated with the operation of the Joint Office. SPACEHAB's sole contribution to these expenses will be made through SPACEHAB's purchase of INTOSPACE shares as set forth in Paragraph 1.4 of the SPACEHAB/INTOSPACE Share Purchase Agreement dated _____________.

INTOSPACE and SPACEHAB will each maintain general liability insurance to cover the acts of their respective employees who support the activities of the Joint Customer Support Office and other related SPACEHAB marketing activities in Europe.

                       ARTICLE III -- MARKETING TERRITORY

For the purposes of this Agreement, the marketing activities will be performed in Europe, which shall be defined as the geographic territory of the member nations of the European Union as of January 1, 1998 plus Switzerland and Norway. These European Union member states are Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, The Netherlands, Portugal, Spain, Sweden, and the United Kingdom.

                         ARTICLE IV -- NON-EXCLUSIVITY

INTOSPACE will be SPACEHAB's principal European Shuttle microgravity flight opportunity marketing agent. In this role, INTOSPACE shall promote and market research payload flight opportunities on SPACEHAB's shuttle-based carriers on a non-exclusive basis throughout the European territory.
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SPACEHAB reserves the right to establish additional marketing arrangements with, and to place contracts through, other European companies in order to expand its marketing presence in Europe. SPACEHAB will consult with INTOSPACE prior to concluding any new European marketing arrangements. SPACEHAB will also take into account concrete, pre-existing business arrangements that INTOSPACE may have made and, should these arrangements result in revenues, provide appropriate compensation to INTOSPACE for its marketing efforts.

                          ARTICLE V -- MARKETING FEES

SPACEHAB shall pay INTOSPACE marketing fees as a percentage of the final sales price actually received from contracts executed by SPACEHAB with customers in the European territory in accordance with the following schedule:
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
                    CUSTOMER                           FEE BASIS            TOTAL FEE PAID
                    --------                           ---------            --------------
     All customers in the European territory        Basic fee                    2.5%
     European Space Agency                          Basic fee                    2.5%
     European national space agencies               Basic fee + 2.5%               5%
     European industry and European Union           Basic fee + 7.5%              10%

The above fee schedule replaces the fee provisions of the February 1989 "Exclusive European Broker Agreement." Notwithstanding this change, INTOSPACE will receive a marketing fee of 10% of the executed contract amounts to be paid to SPACEHAB for the ESA contracts for the STS-95 mission and the planned STS-107 SPACEHAB mission (or its successor if the Shuttle flight assignment is altered) where INTOSPACE has entered into a reservation agreement with SPACEHAB and has already begun contract negotiations with ESA.

Recent NASA/ESA Space Station barter arrangements have resulted in lost business revenues from ESA payloads on STS-95 and STS-107. Should any future ESA and NASA barters result in lost revenues and should NASA compensate SPACEHAB for these lost revenues, SPACEHAB will compensate INTOSPACE in accordance with the above fee structure.

Marketing fees paid under this Agreement are based on percentages of the total executed SPACEHAB/European customer contract amounts actually received by SPACEHAB exclusive of any NASA Space Shuttle or other NASA charges. These fees will be paid within thirty (30) days of the date SPACEHAB receives full cash payment from the customer or at such times as may be mutually agreed between INTOSPACE and SPACEHAB. Marketing fee payments will be made using electronic fund transfers to a bank designated in writing by INTOSPACE.

               ARTICLE VI -- INDEPENDENT CONTRACTOR RELATIONSHIP

The parties to this Agreement are and shall remain independent contractors to one another. Notwithstanding the above-described role of the Joint Customer Support Office manager, SPACEHAB and INTOSPACE personnel performing work in support of this contract will continue to be employees of their existing organizations. INTOSPACE and SPACEHAB employees are not authorized to make commitments or create express or implied obligations on behalf of the other party.

SPACEHAB reserves the right, in its sole discretion, to refuse to enter into a contractual agreement with customers solicited by INTOSPACE except that SPACEHAB shall not unreasonably or arbitrarily refuse to enter into contracts solicited by INTOSPACE.

Except as otherwise noted in this Agreement, each party shall bear its own costs with respect to the performance of this Agreement. No claim for the reimbursement of such costs shall be made.

                              ARTICLE VII -- TITLE

Title to, and ownership of, all tangible personal property and software supplied to customers or users of SPACEHAB Shuttle-based carriers or utilized in the course of business pursuant to this Agreement shall remain with and be vested in the party supplying such property and in no event shall the other party acquire any right, title or interest therein.
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The property of each party provided in connection with the use of SPACEHAB
Shuttle-based carriers shall be clearly marked as to ownership, and the other party shall not remove, change or obscure any such markings as may properly identify the title and ownership thereof.

Title to, and ownership of, all intellectual property such as patents, copyrights and trade secrets which are incorporated in or related to property supplied to customers or users of SPACEHAB Shuttle-based carriers or utilized in the course of business pursuant to this agreement shall remain with and be vested in the party supplying such property, and in no event shall the other party acquire any right, title, license or interest therein.

                    ARTICLE VIII -- PROPRIETARY INFORMATION

During the term of this Agreement and for a period of five (5) years from the termination of this Agreement, each party shall not communicate, divulge or in any manner whatsoever, directly or indirectly, make known to any other person or entity, or use to the benefit of any third parties, any trade secrets, business and technical knowledge, processes of manufacturing, software or software know-how, or other proprietary information of the other party or their customers, or the knowledge such party obtains as a result of the performance of this Agreement, and which was disclosed and identified in writing, or if disclosed orally then confirmed in writing within thirty (30) days, as being the proprietary information of such disclosing party.

Neither party shall have an obligation to disclose or grant to the other party any right to the technology that it brings to this Agreement, or may acquire by reason of the relationship of the parties under this Agreement.

ARTICLE IX -- FULL AGREEMENT WITHOUT DELEGATION, ASSIGNMENT OR ORAL MODIFICATION

This Agreement is the complete marketing agreement between SPACEHAB and INTOSPACE. It replaces and supersedes the February 15, 1989 Exclusive European Broker Agreement which hereafter is null and void. This Agreement also replaces any other representations, communications and understandings, whether written or oral, between SPACEHAB and INTOSPACE. No oral modification of this Agreement is permissible. A course of dealing does not effect a waiver or modification unless ratified in writing.

Neither party shall assign its rights or delegate or otherwise transfer its duties under this Agreement without the prior written consent of the other party.

                     ARTICLE X -- NOTICE AND COMMUNICATIONS

Any notice or communication necessary to ensure the timely performance of this Agreement shall be sent to:

Mr. David A. Rossi                      Mr. Jurgen K. von der Lippe
President                               Managing Director
SPACEHAB, Inc.                          INTOSPACE GmbH
Suite 360                               Sophienstrasse 6
1595 Spring Hill Road                   D-30159 Hannover
Vienna, Virginia USA                    Germany
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All notices and communications required pursuant to the performance of this
Agreement shall be in writing. The date of any notice is the date it is received.

                     ARTICLE XI -- MISCELLANEOUS PROVISIONS

This Agreement shall be governed by the laws of the Commonwealth of Virginia, USA.

Any controversy or claim arising out of or relating to this agreement, which cannot be resolved in a timely manner by the mutual agreement of the parties, shall be subject to arbitration in accordance with the commercial Rules of the American Arbitration Association if effect at the time the arbitration is initiated, unless the parties mutually agree otherwise, and judgement upon the award rendered by the arbitration may be in any court having jurisdiction thereof. Arbitration shall be held in the District of Columbia.

This Agreement shall inure to the benefit of and be binding upon the parties to this Agreement and their successors and permitted assigns.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability only without invalidating the remaining provisions of this Agreement and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Either party may waive any breach by the other of any of the provisions contained in this Agreement, or any default by such other party in the observance or performance of any covenant, agreement or condition required to be kept, observed or performed by a party under this Agreement, provided that such waiver shall not be effective unless expressed in writing, and provided that no act or omission by a party in respect of such breach or default shall extend to or be taken in any manner whatsoever to effect any subsequent breach or default, or to effect the rights of a party resulting from such subsequent breach or default.

INTOSPACE shall not be responsible for the performance of any agreement between SPACEHAB and its European customers. SPACEHAB shall hold harmless and indemnify INTOSPACE with respect to any liability arising from any agreement between SPACEHAB and a European customer. INTOSPACE shall not be responsible for receiving any governmental approvals necessary for implementation of the agreements between SPACEHAB and its European customers but shall assist SPACEHAB and its European customers in obtaining any required approval.

In order to optimize its marketing efforts in European countries with national space agencies, INTOSPACE may cooperate with selected local companies if so deemed to be beneficial to acquire orders from national funding authorities. INTOSPACE shall notify SPACEHAB of any prospective business cooperation arrangements with third parties and will give SPACEHAB the opportunity to review and approve such arrangements prior to INTOSPACE implementing such arrangements.

The parties shall use their best efforts to inform the other of any relevant activity undertaken that may affect or be related to the subject of this Agreement.

                         ARTICLE XII -- AGREEMENT TERM

This Agreement shall take effect on July 1, 1998 with a term of three (3) years. The Agreement may be extended by mutual written agreement of the parties only. Either SPACEHAB or INTOSPACE may terminate this Agreement at any time after two years from the effective date upon six (6) months prior written notice.
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Obligations to pay marketing fees incurred during the period this Agreement is in effect and commitments with respect to the protection of proprietary information shall survive the termination of this contract and shall remain continuing obligations of the parties.

Signed on this 12th day of June, 1998.


SPACEHAB, Inc.                               INTOSPACE, GmbH

/s/ David Rossi
-------------------------               ------------------------------
David A. Rossi                          Jurgen K. von der Lippe
President                               Managing Director
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                                    Agreement

By and between

SPACEHAB, Inc.
Suite 360, 1595 Spring Hill Road
Vienna, VA  22182
USA


and


INTOSPACE GmbH
Sophienstrasse 6
D-30159 Hannover
Germany



Preamble

Since 1989 SPACEHAB, Inc. and INTOSPACE GmbH have maintained a close and mutually beneficial relationship in marketing research payload flight opportunities on SPACEHAB's Space Shuttle-based carriers to user organizations in Europe. This agreement furthers that relationship through the purchase by SPACEHAB of 7.5% of INTOSPACE's share capital and the establishment of a Joint Customer Support Office.

1.       SPACEHAB PURCHASE OF INTOSPACE SHARES

1.1      Status and Shareholders

INTOSPACE GmbH is a private company under German law with headquarters in Hannover, Germany, and an office in Brussels, Belgium, and is presently owned by 64 shareholders from 9 European countries.

1.2      Share Value

The total value of INTOSPACE's share capital is DM 1 Million or approximately U.S. $555,600. Since its establishment in 1985, INTOSPACE's shareholders have invested additional funds in the company.
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1.3      Steering Board Membership

As provided for in the INTOSPACE Shareholders' Agreement of May 1, 1986, shareholders having 7.5% of the total share capital have the right to nominate a representative to the INTOSPACE Steering Board.

1.4      Share Purchase

SPACEHAB, Inc. agrees to purchase 7.5% of the INTOSPACE share capital at a price of US $293,000. This purchase will take effect on July 1, 1998. The purchase is payable within 30 days after signature of the purchase/transfer agreement. The payment will be made to INTOSPACE's bank account and in any event will be made no later than July 31, 1998.

1.5      Shareholders' Agreement

SPACEHAB, Inc. will enter into and sign the Shareholders' Agreement on INTOSPACE GmbH, Revised Issue No. 1 of May 1, 1986.

1.6      Steering Board Nomination

As provided in the INTOSPACE Shareholders' Agreement, SPACEHAB, Inc. will be entitled to one seat on the INTOSPACE Steering Board and will nominate the SPACEHAB representative in due course.

2.       JOINT EUROPEAN CUSTOMER SUPPORT OFFICE

2.1      Objective

SPACEHAB and INTOSPACE plan to establish a Joint Customer Support Office to provide support to SPACEHAB's European customers and to enhance INTOSPACE's marketing of research payload flight opportunities on SPACEHAB's Shuttle-based carriers.

2.2      Operation

To guide the operation the Joint Customer Support Office, INTOSPACE and SPACEHAB will prepare an office operations plan. This plan will include a baseline office budget as well as a target budget for the three-year period. The line and target budget figures will be based on the estimates developed by INTOSPACE and SPACEHAB in March 1998. The office operations plan will also elaborate on INTOSPACE's planned marketing activities on SPACEHAB's behalf. The operations plan will be completed no later than August 30, 1998 and will be reviewed annually in June.
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INTOSPACE's Managing Director and SPACEHAB's Vice President for Marketing and
Sales will be jointly responsible for the overall direction of the Joint Customer Support Office, and for approval, review and changes to the joint office operations plan. Both representatives must approve the annual office operations plan, and any amendments thereto.

2.3      Staff

The Joint Customer Support Office will be staffed by one permanent member from INTOSPACE supplemented by occasional visits of SPACEHAB personnel for technical liaison and marketing support.

INTOSPACE and SPACEHAB will each fund the cost of their respective personnel assigned to work at the Joint Office. This includes travel and applicable local living expenses.

INTOSPACE and SPACEHAB will jointly recruit a manager for the Joint Office. In this new capacity, the Joint Office manager will carry a business card, representing the Joint Customer Support Office.

2.4      Location

The office will be established in the vicinity of the European Space Agency's ESTEC center. INTOSPACE and SPACEHAB plan to select a location which is close to other space business activities and convenient from the international travel standpoint. This is likely to be in or near the university town of Leiden.

2.5      Expenses

INTOSPACE will be responsible for providing office space and other necessary services, and for all expenses associated with the operation of the Joint Office. SPACEHAB's sole contribution to these expenses will be made through SPACEHAB's purchase of INTOSPACE shares as set forth in Paragraph 1.4 above.

2.6      Liability insurance

INTOSPACE and SPACEHAB will each maintain general liability insurance to cover the acts of their respective employees who support the activities of the Joint Customer Support Office and other related SPACEHAB marketing activities in Europe.

2.7      Duration

The activities of the Joint Customer Support Office will begin operations on September 1, 1998 and continue through June 2001. During the third year of operations, INTOSPACE and SPACEHAB will review the current status and accomplishments of the Joint Customer Support Office to determine whether and under what conditions the Joint Office should be continued.
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3.       COMING INTO FORCE

This Agreement will come into force, if and when the European Marketing Agreement by and between both parties is signed.


Signed on this 12th day of June, 1998.

SPACEHAB, Inc.                               INTOSPACE GmbH

/s/ David A. Rossi                      /s/ Jurgen K. von der Lippe
-------------------------               ------------------------------
David A. Rossi                          Jurgen K. von der Lippe
President                               Managing Director